Exhibit 10.2


October 25, 2004

Kara Brand


Dear Kara:

As the organization transitions towards a Security product offering with primary offices in Virginia and Tennessee, we want to express our appreciation for your continued loyalty and effort. Toward that end, it is important that we provide you with information that enables you to continue to perform your job to the best of your ability with the utmost dedication. The intent of this letter is to alleviate any concerns you may have about job stability and your future at IPIX by offering you the following commitments:

1.   Stay Bonus

     We are asking for your commitment to stay with IPIX through our transition until May 6, 2005 (at a minimum). If you stay in your current position with IPIX through this date, you will be eligible to receive a "stay bonus" equal to $37,500 (3 months pay). This bonus will be paid to you on May 6, 2005. Please note that the nature and amount of the stay bonus should be treated as confidential information and not shared with other employees in the company. This bonus is separate from any other bonus compensation plan you are on and previous plans in place.

2.   Severance Pay

     On your last day of employment after May 5, 2005, you will receive severance of 6 months pay. In the event that your employment is terminated by the company without cause prior to May 6, 2005, you will still be considered an employee through May 6, 2005 and entitled to your base salary through that period and severance as per this letter.

3.   Benefits

     Your health care benefits will continue in force through your termination date. After this date, you will be eligible to extend those benefits through COBRA. You will receive a COBRA notice in the mail.

4.   Vacation Pay

     You will receive pay for any outstanding vacation hours not used through your termination date in accordance with our vacation policy.


If you have any questions about the commitments described above, please contact me or Mariza Trejo-Mejia HR Manager.

The Accounting group is a key asset of this company and those that have built it and manage it are key employees. The company is going through dynamic change that can be unsettling, but I hope that these commitments strongly affirm our desire to retain you through these periods.

Regards,


Paul Farmer
Chief Financial Officer